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         7961 SHAFFER PARKWAY
         SUITE 5
[LOGO]   LITTLETON, COLORADO 80127
         TELEPHONE  (720) 981-1185
         FAX  (720) 981-1186

                                        Trading Symbol:  VGZ
                                         Toronto and American Stock Exchanges
 ________________________________________NEWS __________________________________

VISTA GOLD CORP. ANNOUNCES SHAREHOLDER APPROVAL OF $3.4 MILLION FINANCING


DENVER, COLORADO FEBRUARY 28, 2003 - VISTA GOLD CORP. (TSX & AMEX: VGZ) is pleased to announce that at the Special General Shareholders' Meeting of the Corporation held on February 27, 2003 the shareholders of the Corporation voted in favor of a $3.4 million private placement as more fully described in the Corporation's press releases of December 30, 2002 and February 13, 2003 and in the related Notice of Meeting and Management Information and Proxy Circular mailed to shareholders on February 3, 2003.

The private placement closed on February 7, 2003 and the gross proceeds of $3.4 million were placed in escrow, pending approval by the shareholders. The escrow agent will be instructed to release the full $3.4 million to the Corporation within three business days, and the 1,400,000 Special Warrants issued to the investors at the closing will automatically be converted to 1,400,000 common shares and 1,400,000 warrants to purchase common shares.

The securities described above have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

"This funding will allow us to continue with our strategy of acquiring gold resources and adding value to our existing gold resource base," said Jock McGregor, President and Chief Executive Officer.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View and Hycroft projects in Nevada, the Long Valley project in California, the Paredones Amarillos project in Mexico, and the Amayapampa project in Bolivia.








The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-KSB, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further  information,  please  contact Jock  McGregor or Jack Engele at
(720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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